Exhibit 99.1

NOVAGOLD Reports 2019 Financial Results:

Maintains Strong Financial Position While Continuing to Advance Donlin Gold Up the Value Chain Through the Receipt of Multiple State Permits and Authorizations

Significant permitting progress made with Donlin Gold LLC (“Donlin Gold”) receiving final easements for the access road and fiber optic cable, as well as land leases, land use permits, and material site authorizations for proposed transportation facilities on State lands

Plans in place for 2020 to carry out a 22,000-meter, 80-hole drill program to test the extension of high-grade gold zones and validate geologic modeling concepts

By completing fiscal year 2019 with $148.5 million in cash and term deposits as well as additional receivables, NOVAGOLD enjoys the financial strength to advance the Donlin Gold project up the value chain

January 22, 2020 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2019 year-end financial results and an update on its flagship Donlin Gold project in Alaska, which NOVAGOLD owns equally with Barrick Gold Corp. (“Barrick”).

Details of the financial results for the year ended November 30, 2019 are presented in the consolidated financial statements and annual report filed January 22, 2020 on Form 10-K with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In 2019, NOVAGOLD achieved the following milestones:

With key Federal and State permits in hand, Donlin Gold secured additional State permits:
The Alaska Department of Natural Resources (ADNR) approved the Reclamation and Closure Plan (“Plan”).
The Waste Management permit was issued by the Alaska Department of Environmental Conservation.
ADNR’s Division of Mining, Land, and Water (DMLW) issued the final land leases, land use permits, and material site authorizations for the proposed transportation facilities on State lands and the final easements for the access road and fiber optic cable.

NOVAGOLD and Barrick advanced technical work on Donlin Gold with more drilling planned for 2020:
In mid-2019, commenced a multi-year site investigation program to collect additional geotechnical information to advance the engineering work on the tailings facility and other water retention and diversion structures from a feasibility level to a final construction package, as required for the project’s dam safety certification application to ADNR.
A 22,000-meter, 80-hole drill program will be undertaken in 2020 to test the extension of high-grade gold zones, including some encountered in the 2017 drilling, and validate geologic modeling concepts.

Donlin Gold, together with Calista Corporation (“Calista”) and The Kuskokwim Corporation (“TKC”), its Native Corporation partners who respectively own the subsurface and surface rights for the Donlin Gold project, carried out a wide-ranging program of community engagement, including training, education, health, safety and environmental management initiatives during 2019:

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Community Backhaul projects, funded by NOVAGOLD, brought together over 20 regional organizations to remove nearly 100,000 pounds of hazardous and electronic waste from 14 remote villages in the Yukon-Kuskokwim (Y-K) region and Bethel.
Broad outreach activities and engagement with key local groups during the Alaska Federation of Natives Convention last fall.
Co-sponsored spill response training with TKC and 25 participants from the region.
Hosted a career & college fair with the Lower Kuskokwim School District that was attended by hundreds of students, parents and teachers from the Y-K region.

President’s Message

Advancing permits, enhancing value and realizing a vision

Luck and a laser-like adherence to excellence represent powerful forces. We definitely know how lucky we are. Donlin Gold is a rare, high-grade open-pit gold development project located in a mining friendly jurisdiction – Alaska – where the rule of law is embraced and investors can feel secure. It is our privilege to develop such a unique project at a time in the sector’s history when promising assets in welcoming parts of the world are desperately needed. Our steadfast commitment to outperform for our shareholders, as evidenced by our moving the project up the value chain, while never compromising on best practices and keeping all of our promises, is a function of a management strategy rooted in the ethos of “doing things right”. Such a high level of quality-control throughout our operations could not have been maintained were it not for the dedication of Donlin Gold’s stakeholders. The achievements of the past year – from securing major State permits and advancing project engineering and optimization to maintaining broad and all-encompassing community engagement – reflect our collective commitment to a consistent vision that has arisen from a long-lasting collaboration among NOVAGOLD, Barrick, and the Native Corporation property owners, Calista and TKC.

Our track record of achievement was further enhanced earlier this month when Donlin Gold received final easements for the access road and fiber optic cable, as well as the receipt of the final land leases, land use permits, and material site authorizations for the proposed transportation facilities on State lands, including the airstrip and upriver Jungjuk Port. In addition, ADNR’s Division of Oil and Gas is finalizing the ROW authorizations for the buried natural gas pipeline, following the issuance of the preliminary decision in March 2019. Such exceptional results took tremendous leadership and unwavering attention to detail and transparency from Donlin Gold, NOVAGOLD and Barrick, with the support and contributions of Calista and TKC, and the communities closest to the future mine site. We greatly appreciate the dedicated efforts of the ADNR in advancing permits and approvals for the project, and their commitment to environmental and governance best practices, as well as genuine social responsibility.

In mid-2019, Donlin Gold commenced a multi-year site investigation program required to collect additional geotechnical information to advance the engineering work on the tailings facility and other water retention and diversion structures from a feasibility level study to a final construction package, as required for the project’s dam safety certificate application to ADNR. The safety of the tailings facility constitutes one of Donlin Gold’s most important priorities as they continue to provide the requisite human and financial resources to ensure that the work is done to the highest standard and according to the best design practices.

A project so significant, so timely and so rare that a comparable asset is near-impossible to find

The unique nature of NOVAGOLD is starting to come into focus for investors. Several specific advances help explain the prominent position enjoyed by NOVAGOLD today: the major milestones of receiving key Federal and State permits, selling Galore Creek to Newmont Corp. and a re-invigorated partner in Barrick, and the release of some of the best gold drill results in our industry in 2018.

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Donlin Gold merits attention. With approximately 39,000,000 ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne,1 the project already boasts a size that is exceptional, a grade twice the industry average2, excellent exploration upside potential, extraordinary leverage to a higher gold price, a location in a friendly jurisdiction, and strong local partnerships. These constitute a rare and unique combination of attributes. Being a gold endowment presently contained within only three kilometers of an eight-kilometer mineralized belt, and with only a small portion of the mining claims area having been explored, Donlin Gold ultimately could well command district-sized potential. After working in or visiting many of the world’s greatest mining districts, I know firsthand what exciting geological upside looks like. Donlin Gold embodies that promise. To such good fortune, one must add that there are now few mining jurisdictions left that are peaceful and democratic, and that will honor and enforce contracts and permits with a strict adherence to the rule of law. Alaska, which is the second-largest gold producer in the United States after Nevada, is rightly ranked as a top jurisdiction for responsible mining development. I can tell you this from my personal experience as a miner: Alaska is simply a great place to do business. Having had oversight of Barrick’s Nevada assets in the past, I believe there is district-size opportunity at Donlin Gold. To put it another way, as our Chairman Dr. Thomas Kaplan frequently observes from his own vantage point as an investor, taking all of the above factors together “Donlin Gold is a unique asset with exceptional leverage to the gold price; and most importantly, it is located in a jurisdiction that will allow one to keep the fruits of that leverage”. As we both declared when I left Barrick as its President of their North American business to come aboard NOVAGOLD as Chief Executive Officer, and Tom joined as our Chairman of the Board, in our view there is simply no comparable project in the world today.

That was in late 2011. Since that time, NOVAGOLD has done everything it set out to do – from restructuring the Company to the permitting of Donlin Gold. Yet despite all of the great news from the past, the brightest part of Donlin Gold’s already significant history undoubtedly will stem from what happens next. Our partnership with Barrick, for example, provides us with additional depth of technical and environmental expertise, as well as community engagement practices; skills that are particularly critical in the context of 21st century requirements of earning and maintaining a well-founded social license. Add to this sense of optimism and momentum a management team with decades of successful operational experience at some of the largest gold producers in the world, and it becomes rather clear why we are all so excited to get to the office every morning.

The sheer rarity of a project like Donlin Gold is of course well understood by our major shareholders, who are united in their belief that our equity provides perhaps one the best vehicle available to take full advantage of the next big move in gold’s secular bull market. In 2019, NOVAGOLD’s investors were given a glimpse of what a move in the gold price could represent to shareholders. But advancement of Donlin Gold is taking place at an extraordinary time in the gold cycle, as the renewal of interest in gold is happening against the backdrop of declining new discoveries, challenging geo-politics of mine supplies, the continuing erosion of grades of existing deposits, and increasing global uncertainty and volatility. Such an environment is particularly conducive to a substantial re-rating of value for an asset with both the rare combination of virtues and the leverage characteristics of Donlin Gold. The Company’s inclusion on the Russell 2000 index in June 2019 also brought increased attention, as core index fund holdings in NOVAGOLD increased along with other funds who mirror these indices, thereby building more institutional investor support for NOVAGOLD. We expect that support to continue to grow. Having positioned ourselves as a “Go-To” stock of the highest institutional quality, we believe that new gold investors will quickly appreciate the scarcity value of such attributes, and the value of that “pure play” on gold.

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1 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

2 2018 average gold grade of open-pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.10 g/t, sourced from S&P Global Market Intelligence.

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Dedicated to strong stakeholder engagement

In addition to fidelity to our shareholders, NOVAGOLD and our project partners are committed to growing strong and collaborative working relationships to preserve traditional lifestyles and support economic development for the benefit of Calista and TKC shareholders and the Y-K region as a whole. In 2019, Donlin Gold and our Native Corporation partners held more than 200 engagement meetings with individual stakeholders and community organizations. These meetings take many forms, from one-on-one to group meetings as ongoing outreach activities, meeting with tribal councils and key stakeholders in the Y-K region (including Donlin Gold attending the Calista Annual Shareholders meeting in July), providing project updates and gathering feedback from shareholders in two coastal villages, Kotlik and Kongiganak, as well as meeting with various Native groups interested in establishing Friendship Agreements. In October 2019, Donlin Gold and TKC co-hosted a reception at the Alaska Federation of Natives Convention in Anchorage, meeting with key leadership representing various parts of the U.S. and seeking partnerships with Donlin Gold for future opportunities.

The health and safety of our employees and our communities are also paramount. In 2019, the Y-K Community Backhaul projects funded by NOVAGOLD removed nearly 100,000 pounds of hazardous and electronic waste from 14 villages and Bethel on the Kuskokwim River. This program builds on significant work sponsored by Donlin Gold in 2018, including Clean Up Green Up efforts in 43 villages, collecting refuse for proper disposal in community landfills, and the initial Green Star® Waste Backhaul Project that engaged six Middle Kuskokwim villages in removing and safely disposing almost 20 tons of hazardous waste and materials. Donlin Gold is devoted to the long-term support of the village of Crooked Creek in solid waste management, including landfill operations near the project. Additionally, Donlin Gold is working with TKC and the Yukon-Kuskokwim Health Corporation to initiate an upgrade, as well as improve health and safety standards, of water and sewer services in Middle Kuskokwim area communities. Donlin Gold and TKC also co-sponsored a spill response training last fall, which was attended by participants from 10 TKC villages. The trainees can now take these practices home and into their communities.

Donlin Gold supports projects such as the Lower Kuskokwim School District Career & College Fair in Bethel, a hub for the region, and other career fairs throughout the Y-K region to help develop the leaders of tomorrow. Alongside Calista and TKC, Donlin Gold proudly engages with the EXCEL Alaska program that flies high school students in from remote villages to provide much-needed career and technical education, as well as fund scholarships to help local students with post-secondary education.

Balance sheet

We take dilution seriously. Fortunately, NOVAGOLD’s strong balance sheet affords a rare opportunity in our space to satisfy foreseeable project expenses without seeking additional equity from the market. With approximately $148.5 million in cash and term deposits as of November 30, 2019, we can focus on moving Donlin Gold forward while enhancing its value through permitting and optimization work. Note that this amount does not include an additional $100 million expected to come from Newmont in the next three years, or a further $75 million contingent payment on top of that which we could receive if and when the Galore Creek project owners approve a construction plan. Based on these commitments and projected needs, the Company believes it has sufficient funds to advance Donlin Gold without the need to raise capital until a construction decision is made.

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Advancing the vision in 2020

Looking ahead to 2020, Donlin Gold will embark on the project’s largest drill program in twelve years, with 80-holes totaling 22,000-meters planned in the ACMA and Lewis deposit areas. The program’s objective is to continue to gather additional data that should increase our understanding of the geologic model and high-grade mineralization controls that have the potential to benefit the project when the owners decide to update the Donlin Gold feasibility study and initiate the engineering work necessary to advance the project design from feasibility level to basic, then detailed engineering.

In conclusion, I wish to thank the experienced team of professionals at NOVAGOLD, Donlin Gold, and Barrick for their passion and commitment to the project. Their steadfast determination, coupled with the deep and decades-long support and engagement of Calista and TKC, are critical ingredients required for the successful achievement of our collective vision. I also would like to express my sincere appreciation to my dedicated colleagues on the NOVAGOLD Board for their support, constant engagement, and commitment to continual improvement and best governance practices. It is a pleasure to serve alongside you all. My gratitude also goes to the various State agencies for their diligent and professional work and adherence to well-established regulatory procedures.

Finally, to our shareholders, I thank each and every one of you for your unwavering support, engagement, patience, and encouragement. NOVAGOLD will not only do its utmost to deliver on its strategy and promises but will continue to realize Donlin Gold’s unparalleled investment opportunity in a manner that you can truly be proud of.

Gregory A. Lang
President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2019 $	Year ended November 30, 2018 $
General and administrative expense (1)	16,321	18,493
Share of losses – Donlin Gold	10,491	8,798
Total operating expenses	26,812	27,291

Loss from operations	(26,812)	(27,291)
Accretion of notes receivable	3,220	1,061
Interest expense on promissory notes	(7,286)	(6,461)
Other income, net	4,395	1,751
Income tax expense	(1,278)	(526)
Loss from continuing operations for the period Loss from discontinued operations for the period Net loss	(27,761) – (27,761)	(31,446) (81,299) (112,765)
Loss per share, basic and diluted Continuing operations Discontinued operations	(0.09) –	(0.10) (0.25)
	(0.09)	(0.35)

	At November 30, 2019 $	At November 30, 2018 $
Cash and term deposits	148,549	167,004
Total assets	245,835	260,929
Total liabilities	107,881	100,241

(1) Includes share-based compensation expense of $6,176 and $7,727 for the year-ended November 30, 2019 and 2018, respectively.

For the year ended November 30, 2019, NOVAGOLD’s share of Donlin Gold losses increased from $8.8 million in 2018 to $10.5 million in 2019 due to the commencement of fieldwork to support the design packages needed to advance the application for Alaska Dam Safety certification applications, partially offset by a reduction in permitting activities.

General and administrative costs decreased by $2.2 million, primarily due to lower share-based compensation costs for stock options and Performance Share Units (PSUs) compared to the prior year and lower salaries and benefits. The Company extended the vesting period for new stock option and PSU grants issued beginning in 2018 from two to three years and eliminated the individual performance multiplier in the formula for long-term equity compensation, which has the potential to increase long-term equity incentive grants above the target amount.

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Net loss from continuing operations decreased from $31.5 million ($0.10 per share) in 2018 to $27.8 million ($0.09 per share) in 2019, primarily due to lower general and administrative costs, higher interest income and accretion of notes receivable, partially offset by increased costs at Donlin Gold and interest expense on the promissory note payable to Barrick.

Net loss from discontinued operations, net of tax of $81.3 million ($0.25 per share) in 2018 resulted primarily from the loss on the sale of Galore Creek, net of tax.

Liquidity and Capital Resources

Total Donlin Gold funding of $11.1 million was $1.9 million lower than our original outlook of $13 million primarily due to the temporary suspension of geotechnical fieldwork as a result of summer wildfires in the project area. General and administrative spending of $10.1 million was lower than our original outlook of $11 million due to lower salaries and benefits than planned.

Net cash used in operating activities decreased by $4.3 million from 2018, primarily due to higher interest income and lower salaries and benefits. Funding of Donlin Gold increased by $2.2 million due to the commencement of geotechnical fieldwork, partially offset by lower permitting costs. Withholding taxes were paid on vested PSUs in the first quarter of 2019. No PSUs vested in 2018.

Net cash provided from discontinued operations of $102.4 million in 2018 included the receipt of $99.3 million in net cash proceeds on the sale of Galore Creek and $4.6 million of refunded cash deposits for Galore Creek reclamation bonding, partially offset by $1.5 million of Galore Creek project funding prior to the sale.

NOVAGOLD had $148.5 million in cash and term deposits as of November 30, 2019. The Company’s cash and term deposits are believed to be sufficient to advance Donlin Gold and meet our other financial obligations. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project. The term deposits are denominated in U.S. dollars and are held at Canadian chartered banks.

2020 Outlook

We anticipate spending approximately $31 million in 2020, which includes $20 million to fund our share of expenditures at the Donlin Gold project, the majority earmarked for the drilling program with the balance on permitting and community engagement, and $11 million for general and administrative costs.

NOVAGOLD’s primary goals in 2020 are to continue to advance the Donlin Gold project toward a construction/production decision; maintain a healthy balance sheet; and maintain an effective corporate social responsibility program.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place January 23, 2020 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),3 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on state permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

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Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under

NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the 2020 Outlook; the potential development and construction of Donlin Gold; perceived merit of properties; the advancement of optimization studies at Donlin Gold; potential opportunities to enhance or maximize the value of Donlin Gold; sufficiency of funds for the Company to advance Donlin Gold without additional financing; the timing and likelihood of permits; opportunities to reduce capital outlays and improve project economics; mine life and production estimates at Donlin Gold; the exploration potential of Donlin Gold; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; benefits of the Donlin Gold project and market prices for precious metals; whether the final $75 million promissory note from the sale of Galore Creek will mature and be payable, and future share price performance of NOVAGOLD. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

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3 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation between NOVAGOLD and Barrick Gold Corp. for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold or Galore Creek; and other risks and uncertainties disclosed in reports and documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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